Exhibit 99.1

CASMED Reports First-Quarter 2017 Financial Results

Revises Outlook for Full-year FORE-SIGHT Growth

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., May 03, 2017 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical products for non-invasive patient monitoring of tissue oxygenation, today reported financial results for the three months ended March 31, 2017.

Net sales from continuing operations for the first quarter of 2017 were $5.2 million, compared with $5.5 million for the first quarter of 2016.  The Company incurred a net loss applicable to common stockholders for the first quarter of 2017 of $2.2 million, or $0.08 per share.  This compares with net income applicable to common stockholders for the first quarter of 2016 of $1.1 million, or $0.04 per share, which included a $1.9 million gain, net of income taxes, on the sale of the Company’s neonatal intensive care product line.

Highlights for the first quarter of 2017, compared with the first quarter of 2016, include the following:

  FORE-SIGHT® disposable sensor sales increased 8% and represented 77% of total sales.
  U.S. FORE-SIGHT sales increased 5%, and U.S. FORE-SIGHT disposable sensor sales increased 8%.
  Net 69 FORE-SIGHT cerebral oximeters were shipped worldwide.
  Net cumulative FORE-SIGHT cerebral oximeters shipped worldwide as of March 31, 2017, increased 21% to 2,157, and the U.S. installed base of monitors increased 21% to 1,158.
  Gross profit margin improved to 54.4% from 52.8%.
  As of March 31, 2017, CASMED had cash, cash equivalents, and borrowings available under its line of credit of $6.5 million.

In the second quarter of 2017, CASMED completed the upgrade and expansion of its U.S. sales organization with the hiring of six sales representatives since the beginning of 2017 and increasing sales territories to 17.

Management Commentary

“The modest oximetry growth we’re reporting for the first quarter was both disappointing and below our expectations,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “However, we are quite pleased to announce our completed expansion and upgrade of our U.S. field sales force.  We believe the rebuilding of our sales force was the principal reason for the slow-down in net productivity.  We made the decision last year to invest in our sales organization to capitalize on our best-in-class FORE-SIGHT product in a market we estimate will ultimately reach $800 million in the U.S. alone. We entered the quarter with just five tenured sales reps and six newly hired reps but have since hired an additional six reps for a total of 17 staffed territories. Given the expanded talent and scope of these reps, we fully anticipate productivity gains as tenure matures.  FORE-SIGHT and its superior clinical performance continue to be very well received by the industry, as evidenced by a standing-room-only crowd at our symposium at the recent Society of Cardiovascular Anesthesiologists annual meeting and the number of sales leads we received.

“Our outlook is for continued growth in our FORE-SIGHT business this year, yet we are revising our guidance to reflect new expectations.  We continue to anticipate accelerated growth in the second half of 2017 as our newly hired sales representatives become increasingly productive.”

CASMED revises its outlook for growth in 2017 compared with 2016 as follows:

  Total FORE-SIGHT sales to increase in mid-single-digit percentages;
  Total FORE-SIGHT disposable sensor sales to increase approximately 10% with U.S. FORE-SIGHT sensor sales to increase in mid-teens percentages; and
  U.S. monitor placements to increase in mid-teens percentages.

First-Quarter Financial Results

Net sales from continuing operations for the first quarter of 2017 were $5.2 million, compared with $5.5 million for the first quarter of 2016, with the decrease primarily due to a decline in FORE-SIGHT monitor sales and lower sales of our non-invasive blood pressure products.  FORE-SIGHT oximetry sales for the first quarter of 2017 increased 1% to $4.3 million and included a 5% increase in domestic FORE-SIGHT sales to $3.7 million.  Disposable sensor sales for the first quarter of 2017 increased 8% over the prior year.  FORE-SIGHT sales accounted for 83% of total sales from continuing operations for the first quarter of 2017.

The loss from continuing operations for the first quarter of 2017 was $1.8 million compared with $546,000 for the first quarter of 2016, which was favorably impacted by an income tax benefit of $1.1 million.  Gross profit margin for the first quarter of 2017 improved to 54.4% from 52.8% for the prior-year period, due primarily to manufacturing efficiencies and product mix favoring FORE-SIGHT products.  Operating expenses for the first quarter of 2017 increased 2% to $4.4 million from the prior-year period, reflecting increased S,G&A costs, and lower clinical R&D spending.

Cash and cash equivalents were $4.7 million as of March 31, 2017, compared with $5.5 million as of December 31, 2016.  As of March 31, 2017, $1.8 million of borrowings were available under the Company’s line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern Time today to discuss these results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/corporate-info.

A telephone replay will be available from 1:00 p.m. Eastern Time on May 3, 2017, through 11:59 p.m. Eastern Time on May 17, 2017.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 6276331
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED products are designed to provide unique non-invasive monitoring solutions that are vital to patient care. The Company's FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain. Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care. In addition to FORE-SIGHT oximeters and accessories, the Company also provides proprietary non-invasive blood pressure monitoring solutions for OEM use. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2016, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will,” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	March 31,	December 31,
	2017	2016

Cash and cash equivalents	$4,662,897	$5,488,706
Accounts receivable	3,094,987	3,322,400
Inventories	1,783,787	1,595,668
Other current assets	324,658	879,365
Assets associated with discontinued operations	52,020	85,349
Total current assets	9,918,349	11,371,488

Property and equipment	9,145,517	8,827,604
Less accumulated depreciation	(6,641,029)	(6,266,097)
	2,504,488	2,561,507

Intangible and other assets, net	800,564	790,971
Total assets	$13,223,401	$14,723,966

Accounts payable	$1,138,449	$1,074,939
Accrued expenses	1,785,470	2,239,985
Notes payable	44,006	70,015
Current portion of long-term debt	1,517,921	840,471
Liabilities associated with discontinued operations	17,578	92,942
Total current liabilities	4,503,424	4,318,352

Deferred gain on sale and leaseback of property	57,944	91,603
Long-term debt, less current portion, less unamortized debt	5,971,690	6,580,851
Other long-term liabilities	320,000	320,000
Total liabilities	10,853,058	11,310,806

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	113,260	109,715
Additional paid-in capital	31,354,231	30,557,093
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(42,933,308)	(41,089,808)
Total stockholders' equity	2,370,343	3,413,160

Total liabilities & stockholders' equity	$13,223,401	$14,723,966

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended
	March 31, 2017	March 31, 2016

Net sales from continuing operations	$5,224,873	$5,455,526

Cost of sales	2,380,838	2,574,871
Gross profit	2,844,035	2,880,655

Operating expenses:
Research and development	823,593	955,407
Selling, general and administrative	3,574,267	3,367,884
Total operating expenses	4,397,860	4,323,291

Operating loss	(1,553,825)	(1,442,636)

Interest expense	259,693	199,248
Other income	(141)	(4,873)
Loss from continuing operations before income taxes	(1,813,377)	(1,637,011)
Income tax expense (benefit)	10,544	(1,091,246)
Loss from continuing operations	(1,823,921)	(545,765)
Discontinued operations
(Loss) income from discontinued operations	(30,123)	175,752
Gain on sale of discontinued operations	-	2,942,095
Income tax (benefit) expense	(10,544)	1,091,246
(Loss) income from discontinued operations	(19,579)	2,026,601
Net (loss) income	(1,843,500)	1,480,836
Preferred stock dividend accretion	387,006	361,060
Net (loss) income applicable to common stockholders	$(2,230,506)	$1,119,776

Loss per common share from continuing operations:
Basic and diluted	$(0.08)	$(0.03)

Income per common share from discontinued operations:
Basic and diluted	$0.00	$0.07

Per share basic and diluted net (loss) income applicable
to common stockholders:	$(0.08)	$0.04

Weighted-average number of common shares outstanding:
Basic and diluted	27,025,915	26,800,433